Exhibit 3.73

[CERTIFIED TRANSLATION]

[Deleted text]

Given the preceding statements, I, the Notary, proceed to notarize the instrument mentioned at the beginning, which includes pages one to seven, front sides, including the book of instruments provided, which contains ninety six of the same pages, and which is transcribed in its entirety as follows: —

“In the City of Tijuana, Baja California, at 9:00 hours on March 30, 2009, the members of CARBON TECH MEXCIO, S. DE R. L. DE C. V., met via attorney in fact to hold an assembly of members of said corporation.- Judith A. Wilson Molina presided over the assembly and Clemente Paredes Herrejón acted as Secretary, both having been selected to hold these positions by a unanimous vote of those in attendance.- The assembly President named Clemente Paredes Herrejón as Scrutineer, who having accepted his appointment proceeded to review the members’ Records Book and the powers of attorney letters whereby those in attendance represent the corporation’s members, and counted the corporate shares represented in this assembly.

[In left margin, text: COMPARED TO ORIGINAL]	XAVIER IBANEZ ALDANA Notary No. 1 TECATE, B.C.

The Scrutineer reported to the President that the following people were in attendance, and the number of corporate shares are indicated alongside their names: —

PARTNERS	REPRESENTED BY	NO. OF CORPORATE SHARES	VALUE FIXED MINIMUM CAPITAL
GOLD TIP, LLC	Judith A. Wilson Molina	1	$2,999
GREEN ARCH, LLC	Clemente Paredes Herrejón	1	$1
TOTAL		2	$3,000

Considering the above, with the entirety of the corporate shares represented, and by virtue of the certification made by the Scrutineer, the President stated that the assembly was legally convened, despite the fact there was no corresponding announcement published, pursuant to Corporate Bylaws Art. Sixteen, item (c).- The President read the following agenda and the Scrutineer certified that it was approved unanimously:- AGENDA.- 1. Amendment to the First Article of the Corporation’s Bylaws.- 2. Cancellation and issue of the contribution certificates, as applicable.- 3. Ratification of powers of attorney and authorities.- 4. Various matters related to the above.- They then proceeded to address each matter included in the agenda, as follows:- 1. Amendment to the First Article of the Corporation’s Bylaws.- As part of the first item on the agenda, the assembly President stated to those in attendance the appropriateness of changing the name of the corporation CARBON TECH MEXICO, S. DE R. L. DE C. V. to

ADVANCED ARROW, S. DE R. L. DE C. V., so she proposed authorizing an amendment to the First Article of the corporation’s bylaws.- The Scrutineer certified that the assembly, after ample discussion of the above, unanimously adopted the following:- RESOLUTION.- IT IS RESOLVED to amend the First Article of the corporation’s bylaws, so that in the future it states the following, literally: FIRST ARTICLE.- NAME.- This corporation, which is of a commercial nature and incorporated under the laws of the Mexican Republic, will have the name ADVANCED ARROW, and this name will be followed by the words “SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE”, or the abbreviation “S. DE R. L. DE C. V.”- 2. Cancellation and issue of contribution certificates, as applicable.- Moving onto the second item of the agenda, the President stated to those in attendance that once the corporation’s name change takes legal effect, she proposed to cancel the contribution certificates, as applicable, that were issued by the corporation prior to said date, and to issue new contribution certificates reflecting the corporation’s new name.- The Scrutineer certified that the assembly, after broad discussion of the above, unanimously voted to adopt the following:-

RESOLUTION.- IT IS RESOLVED that once the corporation’s name change takes legal effect, the applicable contribution certificates that were issued by the corporation prior to said date are canceled and new contribution certificates that reflect the corporation’s new name are issued.- 3.- Ratification of powers of attorney and authorities.- Moving onto the third item of the agenda, the assembly President proposed to those in attendance to ratify the powers of attorney and authorities held by Tomislav Zelenovic, Marvin Lynn Carlston, and Burke Nyal Parrott to represent the corporation by virtue of their positions as President, Secretary, and Treasurer of the Board of Directors of the corporation, respectively.- Similarly, the assembly President proposed ratifying the powers of attorney and authorities that the corporation granted to Luis Sergio Hernandez Gallo, Judith Annette Wilson Molina, Fernando Humberto de la Garza Martínez, Clemente Paredes Herrejón, Frida Alaciel García Marin, Rafael Dueñas Martínez, Jesús Efraín Mejía Cervantes, Christian Johaana Limón García, Laura Elena Fierros Aldama, Héctor Osvaldo Berrelleza Palma, and Michel Álvarez López to represent the corporation.- The Scrutineer certifies that the assembly unanimously voted to adopt the following after broad discussion of the above:- RESOLUTIONS.- I. IT IS RESOLVED to ratify that the .....

[CERTIFIED TRANSLATION]

—VOLUME THREE-HUNDRED FIFTY TWO (352)—
—NUMBER TWENTY-ONE THOUSAND, SIX-HUNDRED FIFTY NINE (21,659)—

—In the city of Tecate. State of Baja California, on March 2, 2009, before me, Xavier Ibánez Aldana, holder of Notary Public Office Number One of this municipality, appeared Mr. Emmanuel Aguilar lzquierdo, in representation of GOLD TIP, LLC and GREEN ARCH, LLC; he stated that he came with the object of notarizing the incorporation of a commercial company, pursuant to the following: —

—BYLAWS—

—FIRST ARTICLE. NAME.—

This Corporation, which is of a commercial nature, and Incorporated under the laws of the Mexican Republic, will have the name CARBON TECH MEXICO, and this denomination will be followed by the words, “SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE”, or by the abbreviation “S. DE R. L. DE C. V.”.—

SECOND ARTICLE. PURPOSE. The purpose of the corporation will be:—

(a) The manufacture, assembly, production, repair, service. packing, and packaging of all types of products, items, accessories, goods, parts, pieces. and components, including but not limited to the manufacture and production of athletic products, on its own behalf and expense, or on the behalf and expense of third parties.

(b) The transfer. sale, purchase, importation, exportation, leasing, assignment, distribution, and commercialization of all types of products, items, accessories, goods, parts, pieces, and components, including but not limited to the manufacture and production of athletic products, on its own behalf and expense, or on the behalf and expense of third parties. —

(c) Obtain all types of permits, concessions, authorizations, and/or government licenses that may be necessary or convenient for the operation and pursuit of the corporate purpose.—

(d) Obtain registration of all registered trademarks and registered names and the acquisition or sale of all types of industrial property rights and reserved rights; as well as receive or grant licenses and authorizations for the use and exploitation of all types of registered trademarks, registered names, patents, industrial property rights, and reserved rights.—

(e) Obtain or authorize the granting or acceptance of loans, with or without guarantee, and grant, accept, guarantee, acquire, and endorse, and in general transfer all types of credit instruments in accordance with the law, as well as guarantee the obligations of third parties in any manner.—

(f) Acquire, sell, [ease, possess, or use under any title in any manner permitted by applicable laws, all types of movable and/or immovable property, that may be required to carry out the corporate purpose.—

(g) Participate in and carry out any and all types of acts or activities in which Mexican corporations with foreign capital can legally participate.—

(h) Acquire, and if applicable, sell all types of commercial and industrial businesses, including their stocks, assets, and rights.—

(i) In the United Mexican States or abroad, on its own behalf and expense or on behalf and at the expense of third parties, generally enter into any type of act, contract, agreement, principles, or accessories — civil or commercial in nature — or of any other nature in accordance with the corresponding laws, which are directly related to the corporate purpose.—

THIRD ARTICLE. DOMICILE.—

The corporation’s domicile will be in the city of Tijuana, Baja California. However, the corporation may establish agencies, branches, correspondent offices, or representations, in any other place in the Mexican Republic or abroad, notwithstanding the authority of the Director or Board of Directors, as applicable, to designate legal domiciles for specific operations or instruments.—

FOURTH ARTICLE. DURATION.—

Except where otherwise provided by the 21st article of this instrument, the corporation’s duration will be 99 (ninety-nine) years, which term will commence as from the signing date of this instrument.—

FIFTH ARTICLE. NATIONALITY.—

The corporation will be strictly of Mexican nationality, expressly agreed that all current or future members of this Corporation are formally obliged to the Foreign Affairs Ministry to be considered as nationals regarding the shares they acquire or that they hold, as well as the goods. rights, concessions, participation. or interests they hold or the rights and obligations derived from the agreements which the Corporation is a party to. They also agree not to invoke protection from their Governments, under penalty, otherwise, of forfeiture to the Nation of such participation. —-

SIXTH ARTICLE. CAPITAL.—

The corporation’s capital is variable. The fixed minimum capital without right to withdraw is established in the amount of $3,000.00 (THREE THOUSAND 00/100), Mexican Pesos. fully subscribed and paid. The authorized variable capital will be unlimited. —

SEVENTH ARTICLE. LIABILITY STRUCTURE.—

The structure the corporation adopts is of limited liability, so each members obligations to the corporation correspond exclusively up to the amount of his-or her contributions to the capital stock.—

EIGHTH ARTICLE. COMPANY SHARES.—

Each share will have the contribution value made by the board member in question and will be of free subscription. No member will have more than one company share. If one of the members makes a new contribution or fully or partially acquires a company share of one of the other members, the value of said share will proportionately increase to the value of the new contribution or acquisition. The shares may be fully or partially divided and transferred. The acquisition of a company share binds its holder to the terms of this instrument. —

NINTH ARTICLE. TRANSFER OF SHARES.—

The company’s shares may not be transferred by any member without the unanimous consent of the member assembly. Any transfer or assignment or intent of transfer of the company’s shares by any member in violation with the aforesaid will be null and invalidated. All partners hereby recognize that the transfer restrictions established in this instrument are reasonable in light of the corporation’s purpose and relationship of the members. Therefore, the restrictions to transfer the shares established herein will be specifically enforceable. Any transfer of a company share in violation to the provisions in the above paragraph will cause dissolution of the corporation in accordance with the provisions of the Twenty-First Article of these bylaws. For purposes of this instrument, transfer means any assignment, sale, pledge, mortgage or any other act of disposal, whether voluntary or involuntary, that is made of a company share of the corporation. However, in case the transfer is done due to the death of one of the members or involuntary, by operation of law, the members of the company shares may anonymously vote to admit the transferee or acquiring party of a company share as a member of the corporation. For purposes hereof, the term “member” will include any owner of the fiduciary rights of a company share within the corporation. —

TENTH ARTICLE. REGISTRY BOOK.—

The corporation must have a Registry Book of the company’s shares that includes the name, domicile, and nationality of all members who will be registered, establishing the amount of their contributions as well as any assignment or transfer of company shares. Any person who shows legitimate interest will have the authority to query the book in question, which will be under the safekeeping of the Director or Board of Directors, as applicable, who will be joint and severally liable for its conservation and the veracity of information contained therein. —

ELEVENTH ARTICLE. INCREASE AND REDUCTION OF CAPITAL.—

The increases and reductions of capital stock will be decreed by the General Member Assembly, under the following terms:—

1.- The variable part of the capital stock will be subject to increases from subsequent contributions by members or due to the admission of new members, in the understanding that in the latter case unanimous consent from all members will be required. In case of increases to capital stock, members will have — in proportion to the value of their company shares — right of first refusal to subscribe to the decreed amount, which will be paid under the terms agreed by the Assembly.—

The right of first refusal mentioned in the above paragraph must be exercised within a term of fifteen 05) days following the date when each member recognized by the corporation is notified in writing of the agreement declaring the increase of capital. If the members do not subscribe to the increase of capital to which they are entitled within a term of 15 (fifteen) days as mentioned in the previous paragraph, the new issue of company shares representing the increase of capital stock, and which have not been subscribed by any of the members, may be acquired by other persons, with prior authorization from the subsequent General Member Assembly. Increases to capital may not be decreed without complete payment of the previous subscriptions.—

2. Reductions of capital stock may be carried out in any of the following manners: —

a).- Due to the partial or total removal of a member’s contribution, in which case the provisions of the General Law on Commercial Companies arts. 220 and 221 will apply.—

b).- Through agreement of the member assembly, which will establish the method in which redemption of the company’s shares will take place, as well as the date when said redemption will take affect.— The capital stock may not be reduced below the fixed minimum established in this instrument.—

3.- All resolutions regarding reduction of the variable stock will be carried out on the entirety of the company shares in accordance with the following paragraphs:

(a).- The assembly that agrees on a reduction of capital stock will determine the conditions under which said reduction will take place. —

(b).- Once a decision is made on a reduction, a copy of said decision must be provided to each member, giving them the right to redeem their company shares in proportion to the agreed capital stock reduction. This right must be exercised within 15 (fifteen) days following the date when said notice of capital stock reduction is received. —

(c).- If within the provided term there arises a request for redemption by the members who will be affected by the capital reduction, the company shares of the requesting members will be redeemed on the date established for such purposes.—

(d).- If the reduction requests exceed the capital to be reduced, the amount to be reduced from the capital stock must be distributed among the requesting members in proportion to the value of their company shares, and the redemption must be carried out on the date established for such purposes. —

(e).- If the Redemption requests are not equal to the capital to be reduced, the company’s shares of the members requesting redemption will be reimbursed, and the remaining capital reduction will take place through drawing before a Notary Public or Licensed Public Broker, until the redeemed amount is equal to the decreed capital stock reduction. — However, total or partial reimbursement of the company’s shares of any member will not take effect until the end of the fiscal year if the notification or drawing is carried out before the last quarter of the current fiscal year, and if it is carried out after that, it will take effect at the end of the following fiscal year period. —

4.- Variations to the capital must be registered in the book that the corporation keeps for such purposes.—

5.- Resolutions regarding capital stock variations above the fixed minimum do not need to be notarized by a notary public. —

TWELFTH ARTICLE. ADMINISTRATION.—

The corporation will be managed by one or various managing directors, who may be members of the corporation or persons outside of it, who will hold their position for one year or until their successor or successors take office. Members will have the right to revoke appointment of a director or directors at all times.— If there are two or more managing directors appointed, they will create a board of directors whose resolutions regarding the corporation’s business will be made by majority vote.—The Directors will be exempt from liability regarding the matters of which they had no knowledge or in which they voted against.— The Directors’ corporate liability for reintegration of corporate equity will also individually correspond to the members, except when the member assembly, by three-quarter vote of capital stock, relieves from responsibility the director or managing director. The directors may also be liable to creditors of the corporation, but such liability will not be enforceable by the corporation’s Union, until a resolution declaring bankruptcy of the corporation is issued. —

THIRTEENTH ARTICLE. AUTHORITIES OF THE DIRECTOR OR BOARD OF DIRECTORS.—

The Director or Board of Directors. as applicable, will have representation of the corporation and may act on behalf of the corporation before any person or legal entity and before any type of federal, state, municipal, administrative, or judicial authorities, or before arbiters, arbitrators, and before labor authorities under the terms of Federal Labor Law articles 11, 692, 786, and 876, and will be invested with the most ample authorities as provided by law to deal with matters of the corporation, enter into agreements and contracts on its behalf, and dispose of its assets, with absolute authority, and subject only to the liability in accordance with the law corresponding to it— In particular, the Director or Board of Directors will be invested with all authorities corresponding to an attorney in fact endowed with a general power of attorney, and may therefore intervene in all types of operations regarding the corporation, without limitation and with the breadth that is established by Federal District Civil Code Art. 2554, its corresponding article 2428 of the Civil Code for the State of Baja, California, and its counterpart articles of the Civil Codes of all the States of the Mexican Republic. Thus, the Director or Board of Directors will be invested of all authorities which include, but are not limited to, the following:—

(a).- GENERAL POWER OF ATTORNEY FOR DISPUTES AND COLLECTIONS. Under the terms of Federal Civil Code Art. 2554. its corresponding article 2428 of the Civil Code for the State of Baja California, and its counterpart articles of the Civil Codes of all the States of the Mexican Republic, with all general and specific authorities provided by Federal Civil Code Art. 2558, its corresponding article 2461 of the Civil Code for the State of Baja, California, and its counterpart articles of the Civil Codes of all the States of the Mexican Republic appear before any person or legal entity and before any federal, state, municipal or judicial, administrative, civil, criminal or labor authorities, including but not limited the authorities to file, pursue, and withdraw from the “amparo” (injunction) suit, and file complaints, claims, become a civil party or party to assist the Public Prosecutor, and whatever authorities are required for all types of criminal matters. —

(b).- GENERAL POWER OF ATTORNEY FOR ADMINISTRATIVE ACTS. Under the terms of Federal Civil Code Art. 2554 second paragraph, its corresponding article 2428 of the Civil Code for the State of Baja California, and its counterpart articles of the Civil Codes of all the States of the Mexican Republic, being authorized to manage the properties and business of the corporation, with all general and special authorities including those that require mention or a special clause by law.

(c).- GENERAL POWER OF ATTORNEY FOR ACTS OF OWNERSHIP. Under the terms of Federal Civil Code Art. 2554 third paragraph, its corresponding article 2428 of the Civil Code for the State of Baja California, and its counterpart articles of the Civil Codes of all the States of the Mexican Republic, being authorized to execute acts of ownership regarding the properties and rights of the corporation, such as selling, encumbering, etc., including the acts that require a special clause by law, with no limitation. —

(d).- TO ACT AS ATTORNEY IN FACT OF THE EMPLOYER. Authority to appear before all types of local and federal authorities and for purposes of Articles 11, 46, 47, and 132, first, second, and third parts, 786, 787, 873, 874, 876, 878, 880, 883, 884, of the Federal Labor Law, valid as from May 1st, 1970. The attorney-in-fact is authorized to act before unions with which the granting party has signed collective bargaining agreements and may similarly use this power of attorney for all types of individual labor conflicts. In general, attorney in fact is authorized to intervene in all types of employer-employee matters and exercise this power of attorney before any labor or social welfare authority mentioned in Federal Labor Law Art. 523. Similarly, the attorney-in-fact is authorized to act on behalf of the corporation before the local and federal conciliation boards and before the conciliation and arbitration boards; therefore, the attorney in fact is authorized to represent the corporation for purposes of Federal Labor Law arts. 11, 46, 47, as well as legally represent the corporation inside and outside of tribunals and courts, pursuant to the terms of Art. 692, 2nd and 3rd paragraphs. In addition, attorney in fact is authorized to answer and formulate positions on behalf of the corporation under the terms of Federal Labor Law arts. 787 and 788, with the authority to formulate and answer interrogatories, establish legal domicile to receive all types of notifications under the terms of article 866 and appear with sufficient and broad legal representation in any of the three conciliation and opposition phases mentioned in article 873 and offer all types of evidence in terms of arts. 875, 876 1st and 6th paragraphs, 877, 878, 879, and 880. Appear in hearings offering evidence under the terms of arts. 883 and 884. Likewise, the attorney-in-fact is authorized to propose or negotiate conciliatory agreements, enter into transactions, make all types of decisions, negotiate and sign labor contracts, and act on behalf of the corporation as Administrator, in all labor suits and proceedings and before any authority, as well as sign and terminate labor contracts.—

(e).- Open and close bank accounts, issue, grant, subscribe, endorse, guarantee, and in any other form negotiate credit instruments or bind the corporation under the terms of Article 9 of the General Law on Credit Instruments and Operations.—

(f).- Execute agreements of the member assembly as well as interpret and accommodate for their improved application and compliance. —

(g).- Delegate their authorities with Express reserve the row and Grant General and special powers of attorneys with the authorities considered appropriate in each case comma which are unique to the director of board of directors, as well as revoke their respective Powers of Attorney that are granted.

(h).- The Directors or Board of Directors may exercise the authorities is granted herein jointly or separately. as appropriate.— In all cases, the authorities mentioned herein may be limited by the members of a general member assembly.— if the administration is overseen by a Board of Directors, the Board of Directors President will represent it and may exercise the authorities without need to notify the Board.—

FOURTEENTH ARTICLE. DIRECTORS AND OFFICERS.—

The Member Assembly, the Sole Director, or the Board of Directors. as applicable, may appoint one or several general directors and special directors to improve the course of corporate business. as well as a president of the Corporation and one or several secretaries and as many officers that are required or necessary for good execution of corporate business.— The Member Assembly, the Sole Director, or the Board of Directors that names general or special directors or officers will determine the authorities of each one.—

FIFTEENTH ARTICLE. MEMBER ASSEMBLY.—

The member assembly constitutes the superior body of the corporation and is authorized to manage the following matters:—

(a).-                               Discussion, approval, modification, or rejection of the general balance of the fiscal year period.—

(b).-                               Profit sharing of the corporation. —

(c).-                                Appointment and removal of directors,—

(d).-                               Make decisions on the designation of the Oversight Board.—

(e).-           Make decisions on the division and redemption of company shares,—

(f).-                                 Make decisions on request for supplementary contributions and auxiliary provisions.-

(g).-                               The exercise of shares against corporate bodies or against members to demand payment for damages.—

(h).-                               Consent to the transfer of company shares and admission of new members.—

(i). -                               Decide on increases and reductions to capital stock.—

(j).-                                  Make amendments to the articles of incorporation,—

(k).-                               Dissolution of the corporation,—

(I).-                                 Other corresponding actions under the law or these Articles of Incorporation and bylaws.—

SIXTEENTH ARTICLE. ANNOUNCEMENTS FOR ASSEMBLIES.—

The member assemblies will be convened following these rules:—

(a).-         They will be convened by the Director or one of the members of the Board of Directors, as applicable; by the Oversight Board, otherwise by the members representing more than a third of the capital stock. —

(b).-                          Announcements for member assemblies will contain the agenda, as well as the date and time of the event. Each member must be personally notified via a letter sent by certified mail with proof of receipt at least 8 days before the assembly is to be held. -

(c).-                           An announcement will not be required if at the time of the meeting the entirety of the corporation’s members are present. —

(d).-                          If the assembly cannot be held on the date indicated, a second announcement stating this circumstance will be made.—

SEVENTEENTH ARTICLE. EXECUTION OF THE ASSEMBLIES.—

The member assemblies will be carried out at the corporation’s domicile at least once per year within four months following the end of the fiscal year.— The member assemblies will be carried out at the corporation’s domicile and will be presided over by the person appointed for such purposes by the assembly, also designating a secretary in charge of preparing the minutes and a scrutineer.— The minutes of the member assemblies, with specific mention of the event date, matters considered by the assembly, resolutions adopted, and any relevant information, will be transcribed in the minutes book of the corporation, with an appendix including the attendance list, announcements, and any related document. The minutes must include the voting record of each agreement. The minutes will be signed by the president and secretary of the member assembly.—

EIGHTEENTH ARTICLE. RESOLUTIONS.—

The resolutions and agreements of the member assemblies will always be adopted in the first or successive announcement in the following manner:—

(a) In the first announcement, the resolutions will be made by majority vote by the members representing at least half of the capital stock.— If the above Quorum is not obtained by virtue of the announcement of the first Assembly, the members will be convened a second time, adopting the resolutions as indicated below.—

(b) In the second announcement, the resolutions will be made by majority vote regardless of the proportion of Capital stock represented. —

(c) In matters that constitute an amendment to the corporate by-laws, for those whose statutes do not require a higher percentage, it will be necessary to gather the votes of the members representing at least three-quarter parts of the capital stock. —

(d) When amendments to the bylaws are involved, or rules to determine and increase the obligations of members and in other cases provided bylaws, a unanimous vote is required.—

(e) All members will have the right to participate in the assembly agreements. enjoying one vote for each $1.00 (ONE 00/100) Mexican Peso of their contribution.—

(f) The members will have the right to attend the meetings personally, or through a representative, with a simple power of attorney letters sufficing. —

(g) The legally adopted resolutions will be binding for all members. including those who are absent or in dissent.—

NINETEENTH ARTICLE. OVERSIGHT BOARD.—

The member assembly may entrust oversight of the corporation to an oversight board, which will be comprised of three or more persons, who may or may not be members of the corporation, who act collectively, and will make corresponding decisions by majority vote. Authorities and obligations of the oversight board will be determined by the assembly itself which, as applicable, appoints them,—

TWENTIETH ARTICLE. FISCAL YEARS.—

The fiscal years will begin on the first day of January and will end on the last day of December of each year, except for the first year of existence of the corporation, which will begin on this date and end on the 31st day of December of this year.— At the end of each fiscal year the corporation will issue a balance. This must announce the capital stock, the real property and personal property, and the required documentation specifying the financial and economic situation of the corporation.

TWENTY-FIRST ARTICLE. PROFITS AND RESERVES.

Of the corporation’s profits, the amount equivalent to 5% will be taken to constitute the legal Reserve, which will accumulate until it reaches equivalent value of 115 part of the capital stock. Once the above deduction takes place, the profits will be distributed among the members in proportion to their contributions. Profit sharing will be carried out based on the following:—

(a) When the Member General Assembly approves the corporation’s balance.—

(b) When there are enough funds to carry out the payments. In case of losses, the members will respond to them in proportion to their contributions, limited by the amount thereof.—

TWENTY-SECOND SECOND ARTICLE. DISSOLUTION.—

The corporation may be dissolved due to any of the causes mentioned in General Law on Commercial Companies Art. 229. The corporation may also be dissolved due to the following: —

(a) Bankruptcy, insolvency, dissolution, death, resignation, removal, retirement, dementia, or legally declared incompetence of any of the members unless within a term of 30 days any of the above causes were to occur, all members were to choose to continue with the corporation’s business.

(b) The sale or any other disposal, excluding swap. of all or substantial part of assets of the corporation (except under circumstance of the entirety or part of the sales price is payable after end of a window operation any other operation), or any assignment or transfer that is made of a corporate share. —

TWENTY-THIRD ARTICLE. LIQUIDATION.—

Once the corporation has been dissolved, it will proceed to its liquidation, and the following provisions will apply for such purposes: —

The member assembly agreeing on the dissolution will proceed to appoint one or several liquidators. —

Once the liquidators have been appointed, their information will be registered in the Public Registry of Property, Commerce Section, based on the corporate domicile. The Director or Board of Directors, as applicable, will continue in his or her position until the above record is made. —

The member assembly agreeing on the dissolution and name s the liquidators will establish the standards the liquidation proceedings must be subject to, following the provisions of General Law on Commercial Companies art: 246 and following articles. —

The Director or Board of Directors, as applicable, will submit the properties. books, and other documents of the corporation to the liquidators, producing minutes specifying the assets and liabilities of the corporation. — During the liquidation process. the liquidators will be the corporation’s legal representatives, with all of the following authorities: —

(a).-                          Finalize any corporate operations that were pending at the time of dissolution; —

(b).-                          Collect what is owed to the corporation and pay what it owes;—

(c).-                           Sell the corporation’s properties;—

(d).-                          Liquidate each member his or her corporate assets. —

(e).-                           Prepare the final balance of the liquidation, which must be submitted for discussion and approval by the members. Once the final balance has been approved, it will be provided to the Public Registry of Property, Commerce Section, based on the corporate domicile: and—

(f).-                            Obtain cancellation of the corporate bylaws registration from the Public Registry of Property, Commerce Section, following conclusion of the liquidation. —

TWENTY-FOURTH ARTICLE. JURISDICTION. —

The contracting parties are subject to the courts and tribunals of Tijuana City, Baja California. United Mexican States. for purposes of interpretation and compliance of this corporate agreement, expressly waiving whatever jurisdiction may correspond to them due to their current or future domicile. —

TRANSITORY ARTICLES. —

FIRST. The fixed minimum capital stock of the corporation totals $3,000.00 (three thousand pesos 00/100), domestic currency, represented by two corporate shares, fully subscribed and paid, in cash, in the following manner: —

—MEMBER—	—COMPANY SHARES—	—VALUE—
—GOLD TIP, LLC—	—1—	—$2,999.00—
—GREEN ARCH, LLC—	—1—	—$1.00—
—TOTAL—	—2—	—$3,000.00—

SECOND.- THE FOUNDING MEMBERS AGREED ON THE FOLLOWING:—

(A) IT IS RESOLVED to confer administration of the corporation to a Board of Directors, comprised as follows: —

Mr. Tomislav Zelenovic: President.—

Mr. Marvin Lynn Carlston: Secretario.—

Mr. Burke Nyal Parrott: Treasurer. -

(B) Tomislav Zelenovic, Marvin Lynn Carlston and Burke Nyal Parrott, for exercise of their respective positions, have the following authorities and powers of attorney...